SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C.  20549


                     ______________________



                            FORM 8-K


                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                Date of Report: August 24, 2000
               (Date of earliest event reported)

                   MEDISYS TECHNOLOGIES, INC.
       (Exact name of Registrant as specified in charter)




          Utah                          0-21441              72-1216734
(State or other juris-                  (Commission         (IRS Employer
diction of incorporation)               File No.)          Identification No.)


                    144 Napoleon Street, Baton Rouge, Louisiana 70802
                  (Address of Principal Executive Offices)   (Zip Code)


Registrant's telephone no., including area code:  (225) 343-8022

                                     N/A
  (Former Name or Former Address, if Changed Since Last Report)






Item 5.  Other Events.

     On August 24, 2000, a Magistrate for the United States District Court, Middle District of Florida, in the action brought by Plaintiffs Carl Anderson, William Morris and Brett Phillips against various director of Medisys Technologies, Inc., issued a 39 page Report and Recommendation to the Federal District Court Judge. The Report followed an Evidentiary Hearing held before the Magistrate on Plaintiffs' Motion for Preliminary Injunction, Defendants' Motion to Dismiss the Derivative Claims and Defendants' Motion to Dismiss Plaintiff Anderson's Individual claim. The Report recommended that the Federal District Court Judge deny Plaintiffs' Motion for Preliminary Injunction and grant Defendants' Motion to Dismiss the Derivative Claims and further dismiss Plaintiff Anderson's Individual Claim. All parties were then permitted to file written responses with the Court before the Report and Recommendation was submitted to the Federal District Judge for final ruling. The parties now await the Federal District Court Judge's final ruling on the Magistrate's recommendations to dismiss.

     On October 11, 2000, the United States District Court for the District of Utah, Central Division, in the litigation brought by Medisys Technologies, Inc. against various defendants, including Carl Anderson, William Morris and Brett Phillips, concluded a two day Evidentiary Hearing on Plaintiff's Motion for Preliminary Injunction which sought an Order restraining the Defendants from trading shares acquired as a result of the acquisition of Phillips Pharmatech Labs from the Defendants. At the conclusion of the hearing, the Judge denied Plaintiff's motion for preliminary injunctive relief. The Court will hear additional Motions in this matter as the case proceeds to a trial on the merits of the claim.






                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             MEDISYS TECHNOLOGIES, INC.


Dated:  October 23, 2000             By:  /S/ Kerry M. Frey
                                          KERRY M. FREY,
                                          President and Chief Operating Officer